Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter 2019 Results
Pollo Tropical Gains Market Share, Taco Cabana Leadership Transition

DALLAS, Texas - (Business Wire) - February 26, 2020 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week fourth quarter 2019, which ended on December 29, 2019.

Fiesta President and Chief Executive Officer Richard Stockinger said, "Pollo Tropical generated positive comparable restaurant sales of 0.6% during the fourth quarter and continues to gain market share on both a comparable sales and traffic basis, confirmed by Blackbox industry benchmarks. We attribute Pollo's traction and ability to outpace its peers during the fourth quarter to the popularity of the Pollo Time everyday value platform along with successful Limited Time Offer (LTO) promotions, including our recent Churasco and GrillMaster LTO's. The brand's positive sales momentum and market share gains have extended into the first quarter of 2020."

Mr. Stockinger continued, "Taco Cabana experienced weak comparable restaurant sales and transactions during the fourth quarter due in part to efforts to improve execution through menu simplification and ineffective promotions. The menu simplification efforts included removal of certain menu items and limited other items to certain dayparts, which enabled us to significantly improve guest satisfaction and reduce order cycle times over the fourth quarter. Those moves resulted in a greater transaction decline than anticipated. In the first quarter of 2020 we are re-introducing select items back to the menu and expanding some daypart choices to regain sales traction without sacrificing the customer satisfaction gains we achieved in the fourth quarter."

The Company announced that Charles "Chuck" Locke is no longer with Taco Cabana, effective immediately. An external search for the new President of Taco Cabana is underway.

Mr. Stockinger added, "On a full year basis, we were pleased that consolidated restaurant level adjusted EBITDA margins were roughly flat compared to 2018 after adjusting for accounting changes and the impact of Summer named storms, with full year 2019 Pollo margins up slightly and Taco margins down slightly. In 2020, we expect restaurant margins to be stable at Pollo and at Taco we are targeting a 200 to 300 basis point increase in restaurant margins compared to 2019, driven by efficiency and operations simplification initiatives."

Mr. Stockinger concluded, "In 2020, we are acutely focused on building top line momentum at Pollo Tropical as we continue to eliminate barriers across all channels so that our customers can enjoy the brand everywhere including dine-in, delivery, catering and online pickup. We will also continue to drive revenue growth through a combination of new product innovation, effective LTO's and check building strategies. As those initiatives ramp up, we expect Pollo comparable restaurant sales to grow sequentially over the course of the year. Our goal at Taco Cabana in 2020 is to stabilize sales trends by optimizing key day part choices, improving our value promotions and maintaining our focus on new product innovation. For both brands, we plan to build on the traction we established in the fourth quarter of 2019 in catering and will be expanding the number of delivery service provider partnerships in the first and second quarters of 2020. We also expect to see significant growth in our online business in the second half of the year as we implement a much improved digital customer experience, with better ease of access across all digital applications including our mobile and loyalty apps."

Fourth Quarter 2019 Financial Summary

•	Total revenues decreased 4.9% to $159.5 million in the fourth quarter of 2019 from $167.6 million in the fourth quarter of 2018, primarily as a result of sales declines at Taco Cabana;

•	Comparable restaurant sales at Pollo Tropical increased 0.6%;

•	Comparable restaurant sales at Taco Cabana decreased 8.1%;

•	Net loss of $21.1 million, or $0.82 per diluted share, in the fourth quarter of 2019 compared to a net loss of $7.9 million, or $.30 per diluted share, in the fourth quarter of 2018;

•
Adjusted net loss (a non-GAAP financial measure) of $1.1 million, or $0.04 per diluted share, in the fourth quarter of 2019, which includes a $0.02 per diluted share negative impact from adoption of the new lease accounting standard, compared to adjusted net income of $2.2 million, or $0.08 per diluted share, in the fourth quarter of 2018 (see non-GAAP reconciliation table below);

•
Adjusted EBITDA for Pollo Tropical of $10.6 million in the fourth quarter of 2019 would have been $0.4 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $12.4 million in the fourth quarter of 2018;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $17.2 million, or 19.2% of restaurant sales, in the fourth quarter of 2019 would have been $0.4 million, or 0.4% of restaurant sales, higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $19.1 million, or 21.0% of restaurant sales, in the fourth quarter of 2018 (see non-GAAP reconciliation table below);

•
Adjusted EBITDA for Taco Cabana of $(0.3) million in the fourth quarter of 2019 would have been $0.5 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $3.4 million in the fourth quarter of 2018;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Taco Cabana of $5.5 million, or 8.0% of restaurant sales, in the fourth quarter of 2019 would have been $0.5 million, or 0.7% of restaurant sales, higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $8.9 million, or 11.8% of restaurant sales, in the fourth quarter of 2018 (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $10.3 million in the fourth quarter of 2019 would have been $0.8 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to Consolidated Adjusted EBITDA of $15.8 million in the fourth quarter of 2018 (see non-GAAP reconciliation table below).

Fourth Quarter 2019 Brand Results

Total Pollo Tropical restaurant sales decreased 1.3% to $89.7 million in the fourth quarter of 2019 compared to $90.9 million in the fourth quarter of 2018 due to the closure of 14 restaurants in December 2018, partially offset by a comparable restaurant sales increase of 0.6%. Off premise sales consisting of online, catering, and delivery orders comprised 5.6% of total restaurant sales in the fourth quarter of 2019 compared to 2.1% of total restaurant sales in the fourth quarter of 2018. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant sales by approximately 60 basis points. The increase in comparable restaurant sales resulted from a 0.5% increase in comparable restaurant transactions and a 0.1% increase in average check, driven by modest price increases.

Positive comparable restaurant sales and market share momentum for Pollo Tropical were confirmed by favorable industry comparisons. Pollo Tropical's fourth quarter 2019 comparable restaurant sales were 2.0% higher than the Black Box fast-casual Florida benchmark for the markets in which we operate while comparable restaurant transactions were 4.4% higher than the Black Box fast-casual Florida benchmark for the markets in which we operate. Pollo Tropical market share gains have continued into the first quarter of 2020.

Adjusted EBITDA for Pollo Tropical decreased to $10.6 million in the fourth quarter of 2019 from $12.4 million in the fourth quarter of 2018. Absent the $0.4 million negative impact from the adoption of the new lease accounting standard, Adjusted EBITDA in the fourth quarter of 2019 would have decreased by $1.4 million. The decrease was due to higher restaurant wages and related expenses due to higher medical and worker's compensation expenses, higher cost of sales due to sales mix and promotions and discounts, and higher other operating expenses due to higher third-party delivery fees, contracted cleaning services and repairs and maintenance costs, as a percent of restaurant sales.

Taco Cabana restaurant sales decreased 9.2% to $69.0 million in the fourth quarter of 2019 from $76.0 million in the fourth quarter of 2018 due primarily to a comparable restaurant sales decrease of 8.1% and the closure of nine restaurants in December 2018. Off premise sales consisting of online, catering, and delivery orders comprised 4.2% of total restaurant sales in the fourth quarter of 2019 compared to 2.0% of total restaurant sales in the fourth quarter of 2018. The decrease in comparable restaurant sales resulted from a 7.1% decrease in comparable restaurant transactions and a 1.0% decrease in average check. The decrease in average check was due primarily to the higher mix of value and promotion offerings, partially offset by menu price increases of 0.7%. While the menu simplification initiative improved guest satisfaction and reduced order cycle times, the reduced menu resulted in a greater than anticipated transaction decline. During the first quarter of 2020, we intend to carefully re-introduce select items and expand dayparts to increase sales while maintaining the operational improvements provided by the menu simplification.

Taco Cabana's fourth quarter 2019 comparable restaurant sales were 6.1% lower than the Black Box fast-casual Texas benchmark for the markets in which we operate while comparable restaurant transactions were 3.0% lower than the Black Box fast-casual Texas benchmark for the markets in which we operate.

Adjusted EBITDA for Taco Cabana decreased to $(0.3) million in the fourth quarter of 2019 from $3.4 million in the fourth quarter of 2018. Absent the $0.5 million negative impact from the adoption of the new lease accounting standard, Adjusted EBITDA in the fourth quarter of 2019 would have decreased by $3.2 million. The decrease was primarily due to the impact of lower comparable restaurant sales including higher cost of sales due to increased discounting and promotional activity and commodity costs, higher advertising expense, higher other operating expenses due to repairs and maintenance costs and third-party delivery fees, and higher G&A expenses, as a percent of restaurant sales.

Deferred Income Tax Valuation Allowance
Financial Accounting Standard Board ("FASB") Accounting Standards Codification Topic 740 Accounting for Income Taxes requires a valuation allowance on deferred tax assets if it is more likely than not that the deferred tax assets will not be realized based on all available positive and negative evidence. Objective historical evidence is given greater weight than subjective evidence such as forecasts of future taxable income. We considered three years of cumulative operating income (loss), including the loss before income taxes for the twelve months ended December 29, 2019, which resulted from goodwill and long-lived asset impairments at Taco Cabana as well as a decline in profitability. Based on our evaluation of all available positive and negative evidence, we determined that it is more likely than not that our deferred tax assets will not be fully realized in future periods and recorded a $13.5 million valuation allowance to reduce our deferred tax assets, which increased our tax expense for the three months ended December 29, 2019.

Lease Accounting Change

We adopted FASB Accounting Standard Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), which requires lessee recognition of lease assets and lease liabilities on the balance sheet, as of the beginning of fiscal 2019. The new lease accounting standard, ASC 842, had a significant impact on our results of operations because we had $18.6 million in sale-leaseback gains from which we no longer receive a benefit to rent expense and we have a significant number of closed restaurants for which we had previous closed-restaurant rent reserves and would not have recognized current period expense under the previous accounting standard.

As a result of adopting this standard, substantially all previously deferred gains on sale-leaseback transactions were recognized as an adjustment to retained earnings and we will no longer receive the benefit to rent expense from amortizing these gains resulting in higher rent expense being recognized each period over the life of the respective leases. Amortization of deferred gains from sale-leaseback transactions for the three months ended December 30, 2018 totaled approximately $0.4 million and $0.5 million for Pollo Tropical and Taco Cabana, respectively.

Additionally, prior to the adoption of ASC 842, we recorded closed restaurant reserves representing future minimum lease payments and ancillary costs from the date of the restaurant closure to the end of the remaining lease term, net of estimated sublease recoveries, when a restaurant closed, recorded expense related to the accretion of the reserve each period, and recorded subsequent changes in the assumptions related to the sublease income to expense in the period in which the assumptions changed. The subsequent closed restaurant rent payments were recorded as a reduction to the closed restaurant reserves, with no rent related expense being recorded in the period. As a result of adopting ASC 842, these closed restaurant rent reserves were recorded as a reduction to operating lease right-of-use assets, and rent expense (the straight-line amortization of the right-of-use assets and accretion of the lease liability) related to closed restaurants is now included within closed restaurant rent expense, net of sublease income in the consolidated statement of operations each period. The comparative period information has not been restated and continues to be reported under the accounting standard in effect for that period. Closed restaurant rent expense, net of sublease income for the three months ended December 29, 2019 totaled $0.5 million and $0.2 million for Pollo Tropical and Taco Cabana, respectively.

Full Year 2019 Financial Summary

Total revenues decreased 4.0% in 2019 to $660.9 million from $688.6 million in 2018, driven primarily by comparable restaurant sales decreases of 1.8% at Pollo Tropical and 4.1% at Taco Cabana, and the net impact of opening new restaurants and closing 14 underperforming Pollo Tropical restaurants and 11 underperforming Taco Cabana restaurants in December 2018.

We recognized net loss of $84.4 million in 2019, or $3.18 per diluted share, compared to net income of $7.8 million, or $0.29 per diluted share in 2018, due primarily to one-time charges including a $67.9 million in goodwill impairment and a $13.5 million valuation allowance on our deferred income tax assets as well as $13.1 million in impairment and other lease charges primarily related to Taco Cabana restaurants that were subsequently closed in January 2020, $4.2 million in closed restaurant rent, net of sublease income, $1.0 million in expense related to the cost for the removal, transfer and storage of equipment from closed restaurants and site development cost write-off, and $1.3 million in severance costs and digital brand repositioning. Excluding these charges, we recognized adjusted net income of $9.2 million in 2019, or $0.35 per diluted share, compared to a net income of $16.3 million, or $0.60 per diluted share in 2018 (see non-GAAP reconciliation table below).

Consolidated Adjusted EBITDA decreased to $58.4 million in 2019 from $68.0 million in 2018 (see non-GAAP reconciliation table below), including the impact of lease accounting changes and Summer named storms.

Consolidated Restaurant-Level Adjusted EBITDA decreased to $108.9 million or 16.6% of restaurant sales in 2019 compared to $118.4 million or 17.3% of restaurant sales in 2018 (see non-GAAP reconciliation table below). Absent the $3.3 million negative impact from the adoption of the new lease accounting standard and the estimated $0.7 million negative impact of Summer named storms, Consolidated Restaurant-Level Adjusted EBITDA margins for the full year 2019 would have been roughly flat.

Restaurant Portfolio

During the fourth quarter of 2019, Fiesta opened one Pollo Tropical in South Florida and closed one Taco Cabana restaurant. As of December 29, 2019, there were 142 Company-owned Pollo Tropical restaurants, 164 Company-owned Taco Cabana restaurants, 32 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, Ecuador and the Bahamas, and eight franchised Taco Cabana restaurants in the U.S.

Full Year 2020 Outlook

•	Our fiscal full year 2020 will have 53 weeks;

•
Driven in part by off premise sales growth, we expect to return Pollo Tropical to positive comparable restaurant sales in 2020, with sequential growth over the course of the year as we ramp up off premise sales through delivery, catering and online;

•
We are working to stabilize comparable restaurant sales at Taco Cabana, and expect to achieve sequential improvement over the course of the year, although trends during the first half of 2020 are likely to be negative;

•	Food costs are projected to remain stable vs. the prior year based on current supply commitments we already have in place across key commodities;

•
Restaurant-level Adjusted EBITDA margins at Pollo Tropical are expected to be stable vs. 2019 while we are targeting a 200 to 300 basis point improvement at Taco Cabana, driven by efficiency and operations simplification initiatives; and

•	Capital expenditures are expected to be at or below the 2019 level of approximately $41 million.

Investor Conference Call Today

Fiesta will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Wednesday, March 4, 2020, and can be accessed by dialing 412-317-6671. The passcode is 13698884. The conference call will also be webcast live from the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our investments in strategic and sales building initiatives, including those relating to advertising and marketing, operations improvements, menu development and simplification, digital ordering and online sales, catering and third-party delivery on future sales, margins and earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 29, 2019 AND DECEMBER 30, 2018
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Twelve Months Ended (a)
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Revenues:
Restaurant sales	$158,780	$166,974	$658,263	$685,925
Franchise royalty revenues and fees	682	664	2,680	2,672
Total revenues	159,462	167,638	660,943	688,597
Costs and expenses:
Cost of sales	51,129	52,671	207,453	218,946
Restaurant wages and related expenses (b)	43,917	46,028	179,178	188,131
Restaurant rent expense (c)	12,192	9,173	47,805	36,034
Other restaurant operating expenses (c)	23,468	25,430	91,897	100,828
Advertising expense	5,390	5,649	23,179	23,695
General and administrative expenses (b)(d)	13,808	13,502	56,195	54,525
Depreciation and amortization	9,675	9,696	39,195	37,604
Pre-opening costs	109	235	972	1,716
Impairment and other lease charges (e)	8,434	14,605	13,101	21,144
Goodwill impairment (f)	—	—	67,909	—
Closed restaurant rent, net of sublease income (g)	678	—	4,163	—
Other expense (income), net (h)	121	125	1,041	(3,007)
Total operating expenses	168,921	177,114	732,088	679,616
Income (loss) from operations	(9,459)	(9,476)	(71,145)	8,981
Interest expense	848	987	3,872	3,966
Income (loss) before income taxes	(10,307)	(10,463)	(75,017)	5,015
Provision for (benefit from) income taxes (i)	10,746	(2,526)	9,369	(2,772)
Net income (loss)	$(21,053)	$(7,937)	$(84,386)	$7,787
Earnings (loss) per common share:
Basic	$(0.82)	$(0.30)	$(3.18)	$0.29
Diluted	(0.82)	(0.30)	(3.18)	0.29
Weighted average common shares outstanding:
Basic	25,794,321	26,860,157	26,500,356	26,890,577
Diluted	25,794,321	26,860,157	26,500,356	26,894,083
(a) The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three and twelve-month periods ended December 29, 2019 and December 30, 2018 each included 13 and 52 weeks, respectively.
(b) Restaurant wages and related expenses include stock-based compensation of $50 and $34 for the three months ended December 29, 2019 and December 30, 2018, respectively, and $195 and $90 for the twelve months ended December 29, 2019 and December 30, 2018, respectively. General and administrative expenses include stock-based compensation expense of $656 and $791 for the three months ended December 29, 2019 and December 30, 2018, respectively, and $2,649 and $3,379 for the twelve months ended December 29, 2019 and December 30, 2018, respectively.
(c) As a result of adopting Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), restaurant rent expense for the three and twelve months ended December 29, 2019 includes real estate taxes and common area maintenance costs. These costs are included in other restaurant operating expenses for the three and twelve months ended December 30, 2018. In addition, as a result of adopting ASC 842 in fiscal 2019, rent expense does not include the benefit of amortizing previously deferred sale-leaseback gains, which increased rent expense by $0.8 million and $3.3 million for the three and twelve months ended December 29, 2019, respectively.
(d) See notes (g)-(j) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e) See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f) See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(g) See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(h) See note (f) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(i) See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 29, 2019	December 30, 2018

Assets
Cash	$13,413	$5,258
Other current assets	25,870	39,141
Property and equipment, net	211,944	231,328
Operating lease right-of-use assets	251,272	—
Goodwill	56,307	123,484
Deferred income taxes	—	10,383
Other assets	9,835	9,065
Total assets	$568,641	$418,659

Liabilities and Stockholders' Equity
Current liabilities	$63,620	$46,561
Long-term debt, net of current portion	76,823	79,636
Deferred income sale-leaseback of real estate	—	19,899
Operating lease liabilities	256,798	—
Deferred tax liabilities	4,759	—
Other non-current liabilities	8,405	32,504
Total liabilities	410,405	178,600
Stockholders' equity	158,236	240,059
Total liabilities and stockholders' equity	$568,641	$418,659

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Segment revenues:
Pollo Tropical	$90,193	$91,373	$363,473	$376,196
Taco Cabana	69,269	76,265	297,470	312,401
Total revenues	$159,462	$167,638	$660,943	$688,597

Change in comparable restaurant sales (a):
Pollo Tropical	0.6%	(1.9)%	(1.8)%	2.2%
Taco Cabana	(8.1)%	5.1%	(4.1)%	4.5%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$651	$628	$2,633	$2,612
New restaurants (c)	416	393	1,783	1,709
Total Company-owned (d)	634	605	2,576	2,521
Taco Cabana
Comparable restaurants (b)	$419	$455	$1,811	$1,871
New restaurants (c)	501	356	1,877	1,536
Total Company-owned (d)	422	447	1,812	1,846

Income (loss) before income taxes:
Pollo Tropical	$3,569	$(4,262)	$20,300	$17,639
Taco Cabana	(13,876)	(6,201)	(95,317)	(12,624)

Adjusted EBITDA (e):
Pollo Tropical	$10,617	$12,383	$50,560	$54,903
Taco Cabana	(300)	3,407	7,889	13,059

Restaurant-level Adjusted EBITDA (e)(f):
Pollo Tropical	$17,208	$19,118	$77,560	$82,066
Taco Cabana	5,526	8,940	31,386	36,315
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Adjusted EBITDA and Restaurant-level Adjusted EBITDA were negatively impacted by $0.4 million and $0.5 million for Pollo Tropical and Taco Cabana, respectively, in the fourth quarter of 2019, and by $1.5 million and $1.9 million for Pollo Tropical and Taco Cabana, respectively, in the twelve months ended December 29, 2019 related to adopting ASC 842, the new lease accounting standard.
(f) Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018

Company-owned restaurant openings:
Pollo Tropical	1	3	3	7
Taco Cabana	—	—	3	7
Total new restaurant openings	1	3	6	14

Company-owned restaurant closings:
Pollo Tropical	—	(14)	—	(14)
Taco Cabana	(1)	(9)	(1)	(11)
Net change in restaurants	—	(20)	5	(11)

Number of Company-owned restaurants:
Pollo Tropical	142	139	142	139
Taco Cabana	164	162	164	162
Total Company-owned restaurants	306	301	306	301

Number of franchised restaurants:
Pollo Tropical	32	30	32	30
Taco Cabana	8	8	8	8
Total franchised restaurants	40	38	40	38

Total number of restaurants:
Pollo Tropical	174	169	174	169
Taco Cabana	172	170	172	170
Total restaurants	346	339	346	339

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	December 29, 2019		December 30, 2018
Pollo Tropical:		(a)		(a)
Restaurant sales	$89,738		$90,934
Cost of sales	29,264	32.6%	29,326	32.2%
Restaurant wages and related expenses	21,522	24.0%	21,373	23.5%
Restaurant rent expense	5,657	6.3%	4,433	4.9%
Other restaurant operating expenses	13,103	14.6%	13,487	14.8%
Advertising expense	3,007	3.4%	3,209	3.5%
Depreciation and amortization	5,358	6.0%	5,255	5.8%
Pre-opening costs	73	0.1%	234	0.3%
Impairment and other lease charges	177	0.2%	10,148	11.2%
Closed restaurant rent expense, net of sublease income	476	0.5%	—	—%

Taco Cabana:
Restaurant sales	$69,042		$76,040
Cost of sales	21,865	31.7%	23,345	30.7%
Restaurant wages and related expenses	22,395	32.4%	24,655	32.4%
Restaurant rent expense	6,535	9.5%	4,740	6.2%
Other restaurant operating expenses	10,365	15.0%	11,943	15.7%
Advertising expense	2,383	3.5%	2,440	3.2%
Depreciation and amortization	4,317	6.3%	4,441	5.8%
Pre-opening costs	36	0.1%	1	—%
Impairment and other lease charges	8,257	12.0%	4,457	5.9%
Goodwill impairment	—	—%	—	—%
Closed restaurant rent expense, net of sublease income	202	0.3%	—	—%

	Twelve Months Ended
	December 29, 2019		December 30, 2018
Pollo Tropical:		(a)		(a)
Restaurant sales	$361,693		$374,381
Cost of sales	115,119	31.8%	123,042	32.9%
Restaurant wages and related expenses	84,909	23.5%	87,025	23.2%
Restaurant rent expense	22,050	6.1%	17,457	4.7%
Other restaurant operating expenses	49,768	13.8%	51,757	13.8%
Advertising expense	12,358	3.4%	13,068	3.5%
Depreciation and amortization	21,476	5.9%	21,372	5.7%
Pre-opening costs	380	0.1%	933	0.2%
Impairment and other lease charges	15	—%	13,587	3.6%
Closed restaurant rent expense, net of sublease income	3,260	0.9%	—	—%

Taco Cabana:
Restaurant sales	$296,570		$311,544
Cost of sales	92,334	31.1%	95,904	30.8%
Restaurant wages and related expenses	94,269	31.8%	101,106	32.5%
Restaurant rent expense	25,755	8.7%	18,577	6.0%
Other restaurant operating expenses	42,129	14.2%	49,071	15.8%
Advertising expense	10,821	3.6%	10,627	3.4%
Depreciation and amortization	17,719	6.0%	16,232	5.2%
Pre-opening costs	592	0.2%	783	0.3%
Impairment and other lease charges	13,086	4.4%	7,557	2.4%
Goodwill impairment	67,909	22.9%	—	—%
Closed restaurant rent expense, net of sublease income	903	0.3%	—	—%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
December 29, 2019:
Net loss			$(21,053)
Provision for income taxes			10,746
Income (loss) before taxes	$3,569	$(13,876)	$(10,307)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,358	4,317	9,675
Impairment and other lease charges	177	8,257	8,434
Interest expense	419	429	848
Closed restaurant rent expense, net of sublease income	476	202	678
Other expense, net	113	8	121
Stock-based compensation expense in restaurant wages	22	28	50
Total non-general and administrative expense adjustments	6,565	13,241	19,806
General and administrative expense adjustments:
Stock-based compensation expense	394	262	656
Digital and brand repositioning costs	89	73	162
Total general and administrative expense adjustments	483	335	818
Adjusted EBITDA	$10,617	$(300)	$10,317
Restaurant-level adjustments:
Add: Pre-opening costs	73	36	109
Add: Other general and administrative expense(1)	6,973	6,017	12,990
Less: Franchise royalty revenue and fees	455	227	682
Restaurant-level Adjusted EBITDA	$17,208	$5,526	$22,734

December 30, 2018:
Net loss			$(7,937)
Benefit from income taxes			(2,526)
Loss before taxes	$(4,262)	$(6,201)	$(10,463)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,255	4,441	9,696
Impairment and other lease charges	10,148	4,457	14,605
Interest expense	453	534	987
Other expense (income), net	352	(227)	125
Stock-based compensation expense in restaurant wages	11	23	34
Total non-general and administrative expense adjustments	16,219	9,228	25,447
General and administrative expense adjustments:
Stock-based compensation expense	427	364	791
Restructuring costs and retention bonuses	9	16	25
Legal settlements and related costs	(10)	—	(10)
Total general and administrative expense adjustments	426	380	806
Adjusted EBITDA	$12,383	$3,407	$15,790
Restaurant-level adjustments:
Add: Pre-opening costs	234	1	235
Add: Other general and administrative expense(1)	6,940	5,757	12,697
Less: Franchise royalty revenue and fees	439	225	664
Restaurant-level Adjusted EBITDA	$19,118	$8,940	$28,058

Twelve Months Ended	Pollo Tropical	Taco Cabana	Consolidated
December 29, 2019:
Net loss			$(84,386)
Provision for income taxes			9,369
Income (loss) before taxes	$20,300	$(95,317)	$(75,017)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,476	17,719	39,195
Impairment and other lease charges	15	13,086	13,101
Goodwill impairment	—	67,909	67,909
Interest expense	1,953	1,919	3,872
Closed restaurant rent expense, net of sublease income	3,260	903	4,163
Other expense (income), net	862	179	1,041
Stock-based compensation expense in restaurant wages	70	125	195
Total non-general and administrative expense adjustments	27,636	101,840	129,476
General and administrative expense adjustments:
Stock-based compensation expense	1,590	1,059	2,649
Restructuring costs and retention bonuses	827	137	964
Digital and brand repositioning costs	207	170	377
Total general and administrative expense adjustments	2,624	1,366	3,990
Adjusted EBITDA	$50,560	$7,889	$58,449
Restaurant-level adjustments:
Add: Pre-opening costs	380	592	972
Add: Other general and administrative expense(1)	28,400	23,805	52,205
Less: Franchise royalty revenue and fees	1,780	900	2,680
Restaurant-level Adjusted EBITDA	$77,560	$31,386	$108,946

December 30, 2018:
Net income			$7,787
Benefit from income taxes			(2,772)
Income (loss) before taxes	$17,639	$(12,624)	$5,015
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,372	16,232	37,604
Impairment and other lease charges	13,587	7,557	21,144
Interest expense	1,920	2,046	3,966
Other expense (income), net	(1,225)	(1,782)	(3,007)
Stock-based compensation expense in restaurant wages	34	56	90
Total non-general and administrative expense adjustments	35,688	24,109	59,797
General and administrative expense adjustments:
Stock-based compensation expense	1,885	1,494	3,379
Board and shareholder matter costs	(328)	(269)	(597)
Restructuring costs and retention bonuses	196	349	545
Legal settlements and related costs	(177)	—	(177)
Total general and administrative expense adjustments	1,576	1,574	3,150
Adjusted EBITDA	$54,903	$13,059	$67,962
Restaurant-level adjustments:
Add: Pre-opening costs	933	783	1,716
Add: Other general and administrative expense(1)	28,045	23,330	51,375
Less: Franchise royalty revenue and fees	1,815	857	2,672
Restaurant-level Adjusted EBITDA	$82,066	$36,315	$118,381
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	December 29, 2019				December 30, 2018
	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$(10,307)	$10,746	$(21,053)	$(0.82)	$(10,463)	$(2,526)	$(7,937)	$(0.30)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	716	(716)	(0.03)	—	—	—	—
Deferred tax asset valuation allowance (b)	—	(13,513)	13,513	0.52	—	—	—	—
Impairment and other lease charges (c)	8,434	2,016	6,418	0.25	14,605	4,549	10,056	0.37
Closed restaurant rent expense, net of sublease income (e)	678	162	516	0.02	—	—	—	—
Other expense (income), net (f)	121	29	92	—	125	39	86	—
Total non-general and administrative expense	9,233	(10,590)	19,823	0.77	14,730	4,588	10,142	0.38
General and administrative expense adjustments:
Restructuring costs and retention bonuses (h)	—	—	—	—	25	8	17	—
Legal settlements and related costs (i)	—	—	—	—	(10)	(3)	(7)	—
Digital and brand repositioning costs (j)	162	39	123	—	—	—	—	—
Total general and administrative expense	162	39	123	—	15	5	10	—
Adjusted - Non-GAAP	$(912)	$195	$(1,107)	$(0.04)	$4,282	$2,067	$2,215	$0.08

	(Unaudited)
	Twelve Months Ended
	December 29, 2019				December 30, 2018
	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$(75,017)	$9,369	$(84,386)	$(3.18)	$5,015	$(2,772)	$7,787	$0.29
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	716	(716)	(0.03)	—	3,861	(3,861)	(0.14)
Deferred tax asset valuation allowance (b)	—	(13,513)	13,513	0.51	—	—	—	—
Impairment and other lease charges (c)	13,101	3,131	9,970	0.38	21,144	6,586	14,558	0.54
Goodwill impairment (d)	67,909	2,111	65,798	2.48	—	—	—	—
Closed restaurant rent expense, net of sublease income (e)	4,163	995	3,168	0.12	—	—	—	—
Other expense (income), net (f)	1,041	249	792	0.03	(3,007)	(937)	(2,070)	(0.08)
Total non-general and administrative expense	86,214	(6,311)	92,525	3.49	18,137	9,510	8,627	0.32
General and administrative expense adjustments:
Board and shareholder matter costs (g)	—	—	—	—	(597)	(186)	(411)	(0.02)
Restructuring costs and retention bonuses (h)	964	230	734	0.03	545	170	375	0.01
Legal settlements and related costs (i)	—	—	—	—	(177)	(55)	(122)	—
Digital and brand repositioning costs (j)	377	90	287	0.01	—	—	—	—
Total general and administrative expense	1,341	320	1,021	0.04	(229)	(71)	(158)	(0.01)
Adjusted - Non-GAAP	$12,538	$3,378	$9,160	$0.35	$22,923	$6,667	$16,256	$0.60

(a)
The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 23.9% and 31.2% for the periods ending December 29, 2019, and December 30, 2018, respectively. For fiscal years beginning January 1, 2018, our federal statutory tax rate is 21% as a result of the enactment of the Tax Cuts and Jobs Act (the "Act") in December 2017. In 2018, in conjunction with a cost segregation study conducted prior to filing our 2017 federal income tax return, we changed the depreciation method for certain assets for federal income tax purposes to accelerate tax deductions. Changes in our 2017 federal income tax return from the amounts recorded as of December 31, 2017 were primarily the result of changing the depreciable lives of assets for federal income tax purposes. These changes allowed us to record an incremental benefit of $3.9 million for the third quarter of 2018.

(b)
We recorded a $13.5 million valuation allowance for the three and twelve months ended December 29, 2019, against deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities.

(c) Impairment and other lease charges for the three and twelve months ended December 29, 2019, primarily consist of impairment charges of $8.5 million and $14.0 million, respectively, and net lease charge recoveries related to lease terminations for previously closed restaurants of $(0.9) million for the twelve months ended December 29, 2019. The impairment charges primarily relate to 19 Taco Cabana restaurants that were subsequently closed in January 2020, five of which were initially impaired in prior years, and for the twelve months ended December 29, 2019, previously closed Polo Tropical restaurants and other underperforming Taco Cabana restaurants that we continue to operate.
Impairment and other lease charges for the three months ended December 30, 2018, include impairment charges of $12.9 million and lease charges, net of recoveries, of $1.7 million primarily related to 14 Pollo Tropical restaurants and nine Taco Cabana restaurants closed in December 2018, nine of which were previously impaired, as well as four underperforming Pollo Tropical and Taco Cabana restaurants that we continued to operate and adjustments to estimates of future lease costs for certain previously closed restaurants. Impairment and other lease charges for the twelve months ended December 30, 2018 also include impairment charges of $6.1 million primarily related to underperforming Pollo Tropical and Taco Cabana restaurants, six of which were closed in December 2018, and previously closed restaurants, and lease charges, net of recoveries, of $0.4 million related to an office relocation in the third quarter of 2018, lease terminations, a lease assignment, subleases and other adjustments to estimates of future lease costs.
(d) Goodwill impairment for the twelve months ended December 29, 2019, consists of non-cash impairment charges to write down the value of goodwill for the Taco Cabana reporting unit. The related benefit from income taxes is the benefit attributable to the portion of the goodwill that was tax deductible.
(e) Closed restaurant rent expense, net of sublease income for the three and twelve months ended December 29, 2019, primarily consists of closed restaurant lease costs of $2.0 million and $8.2 million, respectively, partially offset by sublease income of $(1.3) million and $(4.0) million, respectively. As a result of adopting ASC 842, lease costs related to closed restaurants are recorded as closed restaurant rent. These costs were previously recorded as lease charges within impairment and other lease charges when a restaurant closed.
(f) Other expense (income), net for the twelve months ended December 29, 2019, consists of the write-off of site development costs of $0.1 million. Other expense (income), net for the three and twelve months ended December 29, 2019, also includes costs for the removal, transfer and storage of equipment from closed restaurants of $0.1 million and $0.8 million, respectively. Other expense (income), net for the three and twelve months ended December 30, 2018, primarily includes $(0.4) million and $(3.5) million, respectively, in insurance recoveries related to Hurricanes Harvey and Irma partially offset by the write-off of site development costs of $0.1 million and $0.6 million, respectively, and severance related to the closure of restaurants and costs for the removal, transfer and storage of equipment from closed restaurants of $0.4 million and $1.1 million, respectively. Other expense (income), net for the twelve months ended December 30, 2018, also includes total gains of $(1.2) million on the sales of restaurant properties.
(g) Board and shareholder matter costs for the twelve months ended December 30, 2018, include fee reductions and final insurance recoveries related to 2017 shareholder activism costs.
(h) Restructuring costs and retention bonuses for the twelve months ended December 29, 2019, include severance costs related to eliminated positions. Restructuring costs and retention bonuses for the three and twelve months ended December 30, 2018, include severance related to the Strategic Renewal Plan and bonuses paid to certain employees for retention purposes.
(i) Legal settlements and related costs for the three and twelve months ended December 30, 2018, include reductions to final settlement amounts and benefits related to litigation matters.
(j) Digital and brand repositioning costs for the three and twelve months ended December 29, 2019, include consulting costs related to repositioning the digital experience for our customers.